UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2017

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 818.871.1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 3, 2017, Ixia, a California corporation (the “Company”), reached a final settlement with the Securities and Exchange Commission (the “SEC”) that resolved matters related to the Company’s reporting, books and records, and internal controls in 2012 and the first two quarters of 2013. The Company has previously disclosed its discussions with the Staff of the SEC’s Division of Enforcement concerning settlement of the SEC’s investigation. The matters addressed in the settlement first came to light as the result of an investigation conducted by the Audit Committee of the Company’s Board of Directors, which informed the SEC Staff of its investigation. The SEC also reached a settlement related to these matters with Victor Alston, the Company’s former Chief Executive Officer, who left the Company in 2013.

Under the terms of the Company’s settlement, the Company, without admitting or denying the findings of the SEC, consented to the entry of an administrative order (the “Settlement Order”) to cease and desist from future violations of the reporting, books and records, and internal controls provisions of the Securities Exchange Act of 1934, as amended, and certain rules adopted thereunder, and to pay a fine of $750,000. The Company had previously established a $750,000 reserve in its financial statements related to this matter. The SEC noted in the Settlement Order that it had taken into consideration the Company’s cooperation with the SEC’s investigation as well as remedial actions undertaken by the Company. The SEC did not allege fraud by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Date: February 6, 2017	By:	/s/ Matthew S. Alexander
Matthew S. Alexander
Senior Vice President, General Counsel, and Corporate Secretary